Exhibit 99.1

For Immediate Release	Contact: Frank Paci
December 2, 2009	(919) 774-6700

THE PANTRY ANNOUNCES FOURTH QUARTER
AND FISCAL 2009 FINANCIAL RESULTS

Cary, North Carolina, December 2, 2009 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal fourth quarter and year ended September 24, 2009.

Fourth Quarter Highlights:

•	Net income was $13.3 million, or $0.60 per share on a diluted basis, compared with $22.9 million, or $1.03 per share in the prior year.
•	EBITDA was $70.6 million, compared with $87.4 million a year ago.
•	Retail fuel margin per gallon was 14.0 cents, compared with 19.2 cents a year ago.

Fiscal Year 2009 Highlights:

•	Net income was $59.1 million, or $2.65 per share, an 86.0% increase from $31.8 million, or $1.43 per share, in fiscal 2008.
•	EBITDA was $280.2 million, up 13.3% from $247.2 million in fiscal 2008.
•	Retail fuel margin per gallon was 15.0 cents, compared with 12.4 cents a year ago.
•	Net cash provided by operating activities was $169.4 million, up 7.6% from $157.5 million in fiscal 2008.

Executive Vice President and Chief Financial Officer Frank G. Paci said, “Our fourth quarter results were strong but below a year ago, primarily due to an abnormally favorable gasoline market in the fourth quarter of last year.  While we faced significant headwinds from a soft economic environment and increased tobacco taxes, an above-average gas margin and continued tight expense controls enabled us to report sharply higher earnings for the year.”

Merchandise revenues for the fourth quarter increased 3.8% overall and 1.6% on a comparable store basis from last year’s fourth quarter.  The merchandise gross margin was 34.0%, compared with 34.7% a year ago, primarily reflecting increased taxes on cigarettes and other tobacco products.  Total merchandise gross profit for the quarter was $152.5 million, up 1.9% from the corresponding period a year ago.

For the full year, merchandise revenues totaled approximately $1.66 billion, up 1.4% overall and unchanged on a comparable store basis.  The merchandise gross margin for the year was 35.4%, compared with 36.4% in fiscal 2008.  Total merchandise gross profit for fiscal 2009 was $587.1 million, down 1.4% from the prior year.

Retail gasoline gallons sold in the fourth quarter were up 4.6% overall and 1.4% on a comparable store basis.  Retail gasoline revenues for the fourth quarter were down 33.3%, reflecting a 36.3% drop in the average retail price per gallon, from $3.85 to $2.45.  Total gasoline gross profit for the quarter was $78.0 million, down 23.8% from a year ago.

For the full year, retail gasoline gallons sold were approximately 2.08 billion, down 1.2% overall and down 3.3% in comparable stores.  Gasoline gross profit for fiscal 2009 totaled $313.7 million, up 19.3% from the prior year.

Total store operating and general and administrative (G&A) expenses for the quarter were $160.0 million, down 3.0% from a year ago.  For the full year, store operating and G&A expenses totaled $620.9 million, up 1.4% from fiscal 2008.

The Company believes its liquidity position remains excellent, with $169.9 million in cash on hand and approximately $142.0 million in available capacity under its revolving credit facilities as of September 24, 2009.

President and Chief Executive Officer Terrance M. Marks commented, “Reflecting on 2009 performance and looking ahead to 2010, it is clear that economic conditions have created a more value-conscious consumer mindset. Despite the challenging environment we are confident that our convenient locations combined with a more intense and disciplined focus on meeting our customers' needs will enable us to generate profitable growth and superior financial returns over the long term.  We are focused on three significant performance improvement opportunities.  We will invest in our information systems to build the business intelligence capability required to maximize productivity across the enterprise. Second, we will improve the appeal of our stores by offering a more extensive array of on-the-go meal solutions, and third we will evaluate growth opportunities with a more disciplined focus on shareholder value creation over the longer term.”

Fiscal 2010 Outlook

The Company announced the following initial guidance ranges for its expected performance (excluding potential acquisitions) in fiscal 2010, which is a 53-week fiscal year:

	Year Ending September 30, 2010
	Low	High
Merchandise Sales ($B)	$1.76	$1.82

Retail Fuel Gallons (B)	2.17	2.22

Merchandise Gross Margin	33.0%	34.5%

Retail Fuel Margin per Gallon	$0.11	$0.13

Total OSG&A ($M)	$645	$655

Depreciation & Amortization ($M)	$108	$112

Interest Expense ($M)1	$80	$82

(1) excludes non-cash interest expense associated with the change in accounting on convertible notes of approximately $5 million.

New Accounting Pronouncement

In May 2008, the FASB issued new accounting guidance, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements.  This accounting standard impacted the Company's senior convertible notes and will require the Company to recognize additional non-cash interest expense based on the market rate for similar debt instruments without the conversion feature. The Company will adopt this accounting standard in the first quarter of 2010, and accordingly, the prior periods' financial statements will be adjusted.  The adoption of this standard will increase non-cash interest expense by approximately $5 million in fiscal 2010.

Conference Call
Interested parties are invited to listen to the fourth quarter earnings conference call scheduled for Wednesday, December 2, 2009 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures
EBITDA and Adjusted EBITDA
EBITDA is defined by the Company as net income before interest expense, net, gain/loss on extinguishment of debt, income taxes and depreciation and amortization. Adjusted EBITDA includes the lease payments the Company makes under its lease finance obligations as a reduction to EBITDA. EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as substitutes for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning EBITDA and Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses EBITDA and Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and field operations compensation targets.

In accordance with GAAP, certain of the Company’s leases, including all of its sale-leaseback arrangements, are accounted for as lease finance obligations. As a result, payments made under these lease arrangements are accounted for as interest expense and a reduction of the principal amounts outstanding under the Company’s lease finance obligations. By including in Adjusted EBITDA the amounts the Company pays under its lease finance obligations, the Company is able to present such payments as operating costs instead of financing costs. The Company believes that this presentation helps investors better understand its operating performance relative to other companies that do not account for their leases as lease finance obligations.

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and its acquisitions, it uses capital and intangible assets in its business and the payment of income taxes is a necessary element of its operations. Due to these limitations, the Company uses EBITDA and Adjusted EBITDA only in addition to and in conjunction with results and cash flows presented in accordance with GAAP.  The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies.  It therefore may not be possible to compare the Company’s use of EBITDA and Adjusted EBITDA with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry
Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country.  As of December 2, 2009, the Company operated 1,663 stores in eleven states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement
Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to identify, acquire and integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from the Company’s fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the current global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of gasoline and merchandise, and their ability to continue to supply its stores; the Company’s financial leverage and debt covenants; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of December 2, 2009. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Twelve Months Ended
	Sept 24, 2009	Sept 25, 2008	Sept 24, 2009	Sept 25, 2008
Revenues:	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
Merchandise	$448,269	$431,861	$1,658,926	$1,636,711
Gasoline	1,367,684	2,082,242	4,731,205	7,358,915
Total revenues	1,815,953	2,514,103	6,390,131	8,995,626

Costs and operating expenses:
Merchandise cost of goods sold	295,740	282,201	1,071,842	1,041,574
Gasoline cost of goods sold	1,289,654	1,979,896	4,417,547	7,095,951
Store operating	135,272	137,714	517,949	516,782
General and administrative	24,764	27,268	102,937	95,253
Depreciation and amortization	29,083	27,647	109,612	108,326
Total costs and operating expenses	1,774,513	2,454,726	6,219,887	8,857,886

Income from operations	41,440	59,377	170,244	137,740

Other income (expense):
Gain on extinguishment of debt	—	—	7,163	—
Interest expense, net	(20,925)	(22,338)	(84,229)	(87,593)
Miscellaneous	37	414	301	1,164
Total other expense	(20,888)	(21,924)	(76,765)	(86,429)

Income before income taxes	20,552	37,453	93,479	51,311

Income tax expense	(7,260)	(14,508)	(34,368)	(19,528)

Net income	$13,292	$22,945	$59,111	$31,783

Earnings per share:
Net income per diluted shares	$0.60	$1.03	$2.65	$1.43
Diluted shares outstanding	22,306	22,219	22,346	22,236

Selected financial data:
EBITDA	$70,560	$87,438	$280,157	$247,230
Adjusted EBITDA	$58,709	$75,522	$232,982	$201,093
Merchandise gross profit	$152,528	$149,660	$587,084	$595,137
Merchandise margin	34.0%	34.7%	35.4%	36.4%
Retail gasoline data:
Gallons	552,139	527,643	2,078,035	2,103,442
Margin per gallon (1)	$0.1404	$0.1925	$0.1498	$0.1238
Retail price per gallon	$2.45	$3.85	$2.24	$3.40
Wholesale gasoline data:
Gallons	5,574	14,664	38,191	67,630
Margin per gallon (1)	$0.0938	$0.0531	$0.0597	$0.0371
Total gasoline gross profit	$78,030	$102,346	$313,658	$262,964

Comparable store data:
Merchandise sales %	1.6%	-2.5%	0.0%	-1.7%
Gasoline gallons %	1.4%	-6.8%	-3.3%	-4.4%

Number of stores:
End of period	1,673	1,653	1,673	1,653
Weighted-average store count	1,678	1,658	1,657	1,651

(1)
Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment.  Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 24, 2009	September 25, 2008
Assets
Cash and cash equivalents	$169,880	$217,188
Receivables, net	92,494	109,050
Inventories	124,524	132,248
Other current assets	33,101	27,551
Total current assets	419,999	486,037

Property and equipment, net	1,028,982	990,916
Goodwill	634,703	627,653
Other noncurrent assets	70,967	64,124

Total assets	$2,154,651	$2,168,730

Liabilities and shareholders' equity
Current maturities of long-term debt	$4,317	$27,385
Current maturities of lease finance obligations	6,536	5,322
Accounts payable	140,730	171,216
Other accrued liabilities	110,258	121,154
Total current liabilities	261,841	325,077

Long-term debt	787,940	819,115
Lease finance obligations	458,509	459,711
Deferred income taxes	102,311	90,708
Deferred vendor rebates	17,392	20,875
Other	70,415	63,385
Total shareholders’ equity	456,243	389,859

Total liabilities and shareholders’ equity	$2,154,651	$2,168,730

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended		Twelve Months Ended
	September 24, 2009	September 25, 2008	September 24, 2009	September 25, 2008

Adjusted EBITDA	$58,709	$75,522	$232,982	$201,093
Payments made for lease finance obligations	11,851	11,916	47,175	46,137
EBITDA	70,560	87,438	280,157	247,230
Gain on extinguishment of debt	—	—	7,163	—
Interest expense, net	(20,925)	(22,338)	(84,229)	(87,593)
Depreciation and amortization	(29,083)	(27,647)	(109,612)	(108,326)
Income tax expense	(7,260)	(14,508)	(34,368)	(19,528)
Net income	$13,292	$22,945	$59,111	$31,783

Adjusted EBITDA	$58,709	$75,522	$232,982	$201,093
Payments made for lease finance obligations	11,851	11,916	47,175	46,137
EBITDA	70,560	87,438	280,157	247,230
Gain on extinguishment of debt	—	—	7,163	—
Interest expense, net	(20,925)	(22,338)	(84,229)	(87,593)
Income tax expense	(7,260)	(14,508)	(34,368)	(19,528)
Stock-based compensation expense	990	776	6,368	3,321
Changes in operating assets and liabilities	(28,826)	3,179	(18,050)	(6,410)
Other	7,011	11,718	12,395	20,484
Net cash provided by operating activities	$21,550	$66,265	$169,436	$157,504

Net cash used in investing activities	$(64,523)	$(13,044)	$(166,012)	$(115,513)

Net cash (used in) provided by financing activities	$(2,554)	$2,102	$(50,732)	$103,694